QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS RELEASE	[Logo of SPX Corporation]
Contact:	Jeremy W. Smeltser (Investors) 704-752-4478 E-mail: investor@spx.com
Tina L. Betlejewski (Media) 704-752-4454 E-mail: spx@spx.com

SPX ADOPTS NEW COMPENSATION PLAN FOR SENIOR EXECUTIVES

        CHARLOTTE, NC—May 9, 2005—SPX Corporation (NYSE: SPW) today announced it has adopted a new Annual Bonus Plan for senior executives. The new plan, as approved by the Compensation Committee of the SPX Board of Directors, is tied to key performance measures to determine the level of bonus incentive.

        "We are pleased with the result of the Compensation Committee's work and that a new incentive compensation plan has been adopted by the Board," said Chris Kearney, President and Chief Executive Officer of SPX Corporation. "The new plan builds on SPX's established practice of linking pay to performance and operational efficiencies, and is a part of our ongoing commitment to steady, incremental growth within our businesses and greater transparency."

        The new plan resulted from a review conducted by SPX's Compensation Committee and Watson Wyatt, a third-party consulting firm recognized for its work in developing performance compensation models. The plan approved by the Compensation Committee applies only to senior executives, but it is likely that a similar plan will be applied to all eligible employees.

        The new Annual Bonus Plan is based on two key performance measures—operating margin and operating cash flow. For the past decade, SPX has utilized an Economic Value Added (EVA) model to determine incentive compensation. The company indicated it would continue to employ the core concepts of EVA to drive business decisions, but it would no longer be a factor in determining annual bonuses.

        SPX Corporation is a leading global provider of thermal equipment and services, flow technology, test and measurement solutions and industrial products and services. For more information visit the company's web site at www.spx.com.

        Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

#    #    #

QuickLinks

  Exhibit 99.1
SPX ADOPTS NEW COMPENSATION PLAN FOR SENIOR EXECUTIVES